SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                             -----------------------



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): June 11, 2001



                         SENIOR HOUSING PROPERTIES TRUST
               (Exact name of registrant as specified in charter)




          Maryland                   001-15319                04-3445278
(State or other jurisdiction        (Commission            (I.R.S. employer
     of incorporation)              file number)        identification number)




                 400 Centre Street, Newton, Massachusetts 02458
               (Address of principal executive offices) (Zip code)




         Registrant's telephone number, including area code:617-796-8350

Item 5.  Other Events

         Senior Housing Properties Trust (NYSE: SNH) announced yesterday that it intends to make a public offering of $50 million of trust preferred securities. The trust preferred securities will have a liquidation preference of $25 per share. The distribution rate will be set at the time of the pricing of the offering, which is expected to occur later this month.

         SNH will use the proceeds of the offering to repay outstanding borrowings on SNH's revolving credit facility.

         An application will be made to list the trust preferred securities on the New York Stock Exchange.

         The joint book-running managers for the offering are UBS Warburg and Salomon Smith Barney. Co-managers of this offering are A.G. Edwards & Sons, Inc., First Union Securities, Inc., Prudential Securities, Credit Suisse First Boston and Tucker Anthony Sutro Capital Markets.

         This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state. Copies of the preliminary Prospectus Supplement may be obtained from the offices of UBS Warburg LLC, 299 Park Avenue, New York, New York 10171, or the offices of Salomon Smith Barney Inc., 388 Greenwich Street, New York, New York 10013 or from the offices of any of the co-manager underwriters identified above.

         THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES REFORM ACT OF 1995. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON SNH'S PRESENT EXPECTATIONS, BUT THESE STATEMENTS AND THE IMPLICATIONS OF THESE STATEMENTS ARE NOT GUARANTEED. FOR EXAMPLE, ALTHOUGH THIS PRESS RELEASE REFERS TO THE SALE OF $50 MILLION OF TRUST PREFERRED
SECURITIES, SNH MAY SELL MORE OR LESS THAN $50 MILLION OF TRUST PREFERRED SECURITIES. INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              SENIOR HOUSING PROPERTIES TRUST


                              By:  /s/ David J. Hegarty
                                    Name:  David J. Hegarty
                                    Title: President, Chief Operating Officer
                                    and Chief Financial Officer



Date:  June 12, 2001